UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2023

AUDIOEYE, INC.

(Exact name of registrant as specified in charter)

Delaware	001-38640	20-2939845
State of Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification No.

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

(Address of principal executive offices / Zip Code)

(866) 331-5324

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	AEYE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 30, 2023, AudioEye, Inc. (the “Company”) and its wholly-owned subsidiary, Springtime, Inc. (together with the Company, the “Borrowers”), entered into a Loan and Security Agreement (the “Loan Agreement”) with SG Credit Partners, Inc., a Delaware corporation (the “Lender”).

The Loan Agreement provides for a $7.0 million term loan (the “Term Loan”), with a maturity date of 36 months and no amortization payments such that the entire principal amount is due and payable on the maturity date. The interest rate is 6.25% in excess of the base rate, which is defined as the greater of the prime rate and 7.00% per annum, payable in cash on a monthly basis. In the event of default under the Loan Agreement, the Borrowers would be required to pay interest on principal and all other due and unpaid obligations at the current rate in effect plus 3.00%.

The proceeds of the Term Loan may be used to repurchase shares of the Company’s common stock, to fund an earnout related to an acquisition and for working capital and general corporate purposes.

The Borrowers provided a first priority security interest in all existing and future acquired assets owned by the Borrowers. The Loan Agreement contains certain customary covenants that limit the Borrowers’ ability to engage in certain transactions. The Loan Agreement also contains customary indemnification obligations and customary events of default, including, among other things, (i) non-payment, (ii) breach of warranty, (iii) non-performance of covenants and obligations, (iv) default on other indebtedness, (v) judgments, (vi) change of control, (vii) bankruptcy and insolvency and (viii) impairment of assets.

In addition, the Borrowers must maintain (i) at all times and reported as of the last day of each calendar month minimum liquidity of not less than $2.0 million (plus, prior to Borrowers’ payment in full of an earnout related to an acquisition, an amount equal to the greater of $2.1 million and the expected amount of the earnout) and (ii) minimum monthly recurring revenue levels measured on a trailing three (3) month average basis as of the last day of each calendar month. The minimum monthly recurring revenue levels commence at $2.3 million and increase for each month after the month ending November 30, 2024 to the greater of $2.3 million and 105.00% of Borrowers’ monthly recurring revenue for the applicable month in the prior year.

The Term Loan has a prepayment fee for payments made (i) on or before the 1st anniversary of the closing date equal to a make-whole amount plus 3% of the prepaid principal amount, (ii) after the 1st anniversary of the closing date but before the 2nd anniversary of the closing date equal to 2.00%, and (iii) after the 2nd anniversary of the closing date but before the maturity date equal to 1.00%. The Borrowers are also required to pay an exit fee equal to $105,000 upon the earlier of repayment in full of the obligations, the maturity date and the occurrence of a liquidity event. The Borrowers also paid a commitment fee equal to $105,000 on the closing date.

There are no material relationships between the Company and the Lender, other than in respect of the Loan Agreement.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to such document, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet of a Registrant.

The disclosure required by this Item is included in Item 1.01, which is incorporated herein by reference.

Item 8.01	Other Events.

On November 29, 2023, the Board of Directors of the Company approved a share repurchase program in an aggregate amount of up to $5.0 million of its outstanding shares of common stock, par value $0.00001 per share, expiring on December 31, 2025. The Company intends to fund the stock repurchase program with proceeds from the Loan Agreement, working capital and cash from operations. Repurchases under the program may be made in the open market or through privately-negotiated transactions from time to time, subject to applicable laws, regulations and contractual provisions. The program may be amended, suspended, or discontinued at any time and does not commit the Company to repurchase any shares of its common stock.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits:

Exhibit
Number	Description

10.1	Loan and Security Agreement, dated as of November 30, 2023, by and between AudioEye, Inc., Springtime, Inc. and SG Credit Partners, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 30, 2023	AudioEye, Inc.
(Registrant)

	By	/s/ James Spolar
Name: James Spolar
Title: General Counsel and Secretary